Filed by Third Point Reinsurance Ltd.
pursuant to Rule 425 under the Securities Act of 1933
and deemed filed under Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: Sirius International Insurance Group, Ltd.
Commission File No.: 001-38731
Date: September 11, 2020

Third Point Reinsurance Ltd. Announces Definitive Agreement with Sirius International Insurance Group, Ltd. Preference Shareholders

HAMILTON, Bermuda
Third Point Reinsurance Ltd. (NYSE: TPRE) (the “Company”) today announced that it has entered into a definitive agreement (the “Agreement”) with the holders of Sirius International Insurance Group, Ltd.’s (NASDAQ: SG) (“Sirius”) Series B Preference Shares (the “Series B Preference Shares”), pursuant to which such holders have agreed to remain investors in the Company (to be renamed SiriusPoint Ltd.) upon the closing of the proposed merger (the “Merger”) contemplated by the Merger Agreement between the Company and Sirius.

Under the Agreement, the four institutional investors that hold Sirius’s Series B Preference Shares, Bain Capital Special Situations Asia, L.P. (“Bain”), CCOF Master, L.P. (“Carlyle”), Centerbridge Credit Partners Master, LP and Centerbridge Special Credit Partners III, LP (collectively, “Centerbridge”), and GPC Partners Investments (Canis) LP (“Gallatin” and, together with Bain, Carlyle and Centerbridge, collectively, the “Cornerstone Investors”) have agreed that upon the closing of the Merger, they will convert their existing Series B Preference Shares of Sirius into up to $260 million face value of newly-issued Series B Preference Shares of SiriusPoint (the “New Preference Shares”). The New Preference Shares will be perpetual in nature, carry an 8.00% annual cumulative cash dividend, and will be callable by SiriusPoint on each fifth anniversary of the closing of the Merger or upon certain other events. At the time of issuance upon the closing of the Merger, SiriusPoint will have the option to substitute up to $60 million in cash in lieu of an equal face amount of the New Preferred Stock (or pay in cash the agreed New Preference Shares face amount of $260 million in full).

In exchange for the New Preference Shares, the Cornerstone Investors have also agreed to toll certain potential claims they may have against Sirius from the date of the Agreement until the closing of the Merger or the earlier termination of the Agreement, and upon the closing of the Merger agree to release such potential claims.

Sid Sankaran, currently Chairman of the Company and slated to be Chief Executive Officer of SiriusPoint said: “Reaching an agreement with the Cornerstone Investors is an important milestone for SiriusPoint. This agreement provides us with certainty regarding our capital position going forward, resolves amicably a potential litigation, and constitutes an important endorsement of SiriusPoint by sophisticated investors. Having this impressive slate of investors in the combined company further reinforces our strong balance sheet as we support our clients and broker partners in the upcoming renewal season.”

Forward-Looking Statements
Information set forth in this communication, including financial estimates and statements as to the expected timing, completion and effects of the Merger, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Third Point Re and Sirius Group and are subject to significant risks and uncertainties outside of our control. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the risk that Sirius Group shareholders may not adopt the merger agreement or that Third Point Re shareholders may not approve the stock issuance, (3) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, (4) risks that any of the closing conditions to the Merger may not be satisfied in a timely manner, and (5) the risk that SiriusPoint may not achieve the expected benefits of the transaction. Discussions of additional risks and uncertainties are contained in Third Point Re’s and Sirius Group’s filings with the Securities and Exchange Commission. Neither Third Point Re nor Sirius Group is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

Where to Find Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the Merger. In connection with the Merger, Third Point Re and Sirius Group intend to file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by Third Point Re and Sirius Group with the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus, once available, and each company’s other filings with the SEC may also be obtained from the respective companies. Free copies of documents filed with the SEC by Third Point Re will be made available free of charge on Third Point Re’s investor relations website at https://www.thirdpointre.com/investors/. Free copies of documents filed with the SEC by Sirius Group will be made available free of charge on Sirius Group’s investor relations website at https://ir.siriusgroup.com/.

Participants in the Solicitation
Third Point Re and its directors and executive officers, and Sirius Group and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from their respective shareholders in respect of the proposed merger. Information about the directors and executive officers of Third Point Re is set forth in its Annual Proxy Statement, which was filed with the SEC on April 27, 2020. Information about the directors and executive officers of Sirius Group is set forth in its Annual Report on Form 10-K, which was filed with the SEC on April 21, 2020. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.

About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. writes property and casualty reinsurance business. Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. each have an "A-" (Excellent) financial strength rating from A.M. Best Company, Inc.

Contact
Third Point Reinsurance Ltd.
Christopher S. Coleman - Chief Financial Officer
investorrelations@thirdpointre.bm
+1 441-542-3333
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